SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                  SCHEDULE 13G*
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

                                Amendment No. __

                      NORTHPOINT COMMUNICATIONS GROUP, INC.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                   666610 10 0
                                 (CUSIP Number)

                                  July 24, 2002
             (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule 13G is filed:
     [ ] Rule 13d-1(b)
     [X] Rule 13d-1(c)
     [ ] Rule 13d-1(d)






----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 666610 10 0                  13G                  Page 2 of 17 Pages


-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                        Ramius Capital Group, L.L.C.
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                        Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                        -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                        12,535,000 shares of Common Stock

OWNED BY       ___________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                        -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8) SHARED DISPOSITIVE POWER See Row 6 above.
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                        See Row 6 above.
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                           [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                    Approximately 9.4% as of the date of filing of this statement. (Based on 133,452,767 shares of Common Stock issued and outstanding as of October 31, 2000.)
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                       IA
-----------------------------------------------------------------------


                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 666610 10 0                  13G                 Page 3 of 17 Pages


-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                     RCG Ambrose Master Fund, Ltd.
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Cayman Islands
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                     -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                     12,535,000 shares of Common Stock

OWNED BY       ___________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                     -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8) SHARED DISPOSITIVE POWER See Row 6 above.
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                     See Row 6 above.
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                           [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                    Approximately 9.4% as of the date of filing of this statement. (Based on 133,452,767 shares of Common Stock issued and outstanding as of October 31, 2000.)
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                     CO
-----------------------------------------------------------------------

                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 666610 10 0                  13G                 Page 4 of 17 Pages


-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                     RCG Carpathia Master Fund, Ltd.
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                     Cayman Islands
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                     -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                     12,535,000 shares of Common Stock

OWNED BY       ___________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                     -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER See Row 6 above.
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                     See Row 6 above.
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                           [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                    Approximately 9.4% as of the date of filing of this
                    statement. (Based on 133,452,767 shares of Common Stock
                    issued and outstanding as of October 31, 2000.)
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                     CO
-----------------------------------------------------------------------

                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 666610 10 0                  13G                 Page 5 of 17 Pages


-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                      Ramius Securities, L.L.C.
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                      Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                      -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                      12,535,000 shares of Common Stock

OWNED BY       ___________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                      -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER See Row 6 above.
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                      See Row 6 above.
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                           [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                    Approximately 9.4% as of the date of filing of this
                    statement. (Based on 133,452,767 shares of Common Stock
                    issued and outstanding as of October 31, 2000.)
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                      BD
-----------------------------------------------------------------------


                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 666610 10 0                  13G                 Page 6 of 17 Pages


-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                      C4S & Co., L.L.C.
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                      Delaware
------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                      -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                      12,535,000 shares of Common Stock

OWNED BY       ___________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                      -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                      See Row 6 above.
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                      See Row 6 above.
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                           [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                    Approximately 9.4% as of the date of filing of this
                    statement. (Based on 133,452,767 shares of Common Stock
                    issued and outstanding as of October 31, 2000.)
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                     OO
-----------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 666610 10 0                  13G                 Page 7 of 17 Pages


-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                        Peter A. Cohen
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            United States
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                        -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                        12,535,000 shares of Common Stock

OWNED BY       ___________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                        -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                        See Row 6 above.
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                        See Row 6 above.
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                           [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                    Approximately 9.4% as of the date of filing of this
                    statement. (Based on 133,452,767 shares of Common Stock
                    issued and outstanding as of October 31, 2000.)
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                        IN
-----------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 666610 10 0                  13G                 Page 8 of 17 Pages


-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                   Morgan B. Stark
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                   United States
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                   -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                   12,535,000 shares of Common Stock

OWNED BY       ___________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                   -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER See Row 6 above.
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                   See Row 6 above.
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                           [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                    Approximately 9.4% as of the date of filing of this
                    statement. (Based on 133,452,767 shares of Common Stock
                    issued and outstanding as of October 31, 2000.)
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                   IN
-----------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 666610 10 0                  13G                 Page 9 of 17 Pages


-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                       Thomas W. Strauss
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            United States
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                       -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                       12,535,000 shares of Common Stock

OWNED BY       ___________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                       -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                      See Row 6 above.
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                      See Row 6 above.
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                           [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                    Approximately 9.4% as of the date of filing of this
                    statement. (Based on 133,452,767 shares of Common Stock
                    issued and outstanding as of October 31, 2000.)
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                      IN
-----------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 666610 10 0                  13G                 Page 10 of 17 Pages


-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                          Jeffrey M. Solomon
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            United States
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                          -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                          12,535,000 shares of Common Stock

OWNED BY       ___________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                          -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER See Row 6 above.
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                          See Row 6 above.
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                          [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                    Approximately 9.4% as of the date of filing of this
                    statement. (Based on 133,452,767 shares of Common Stock
                    issued and outstanding as of October 31, 2000.)
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                          IN
-----------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 666610 10 0                  13G                 Page 11 of 17 Pages


-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                  Linda Solomon
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [ ]
                                                               (b)  [X]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                  United States
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                  -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                  12,535,000 shares of Common Stock

OWNED BY       ___________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                  -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER See Row 6 above.
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                  See Row 6 above.
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                         [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                    Approximately 9.4% as of the date of filing of this
                    statement. (Based on 133,452,767 shares of Common Stock
                    issued and outstanding as of October 31, 2000.)
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                             IN
-----------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 666610 10 0                  13G                 Page 12 of 17 Pages


Item 1.

(a)  Name of Issuer

            Northpoint Communications Group, Inc., a Delaware corporation (the "Company").

(b)  Address of Issuer's Principal Executive Offices:

            As a result of the commencement of the Company's Chapter 7 bankruptcy proceedings, the principal executive offices of the Company are located at c/o E. Lynn Schoenmann, Esq., Chapter 7 Trustee (the "Trustee"), 800 Powell Street, San Francisco, CA 94108.

Item 2(a).  Name of Person Filing
Item 2(b).  Address of Principal Business Office
Item 2(c).  Citizenship


           Ramius Capital Group, L.L.C.
           666 Third Avenue, 26th Floor
           New York, NY 10017
           Citizenship:  State of Delaware

           RCG Ambrose Master Fund, Ltd.
           c/o Ramius Capital Group, L.L.C.
           666 Third Avenue, 26th Floor
           New York, NY 10017
           Citizenship:  Cayman Islands

           RCG Carpathia Master Fund, Ltd.
           c/o Ramius Capital Group, L.L.C.
           666 Third Avenue, 26th Floor
           New York, NY 10017
           Citizenship:  Cayman Islands

           Ramius Securities, L.L.C.
           c/o Ramius Capital Group, L.L.C.
           666 Third Avenue, 26th Floor
           New York, NY 10017
           Citizenship:  State of Delaware

           C4S & Co., L.L.C.
           c/o Ramius Capital Group, L.L.C.
           666 Third Avenue, 26th Floor
           New York, NY 10017
           Citizenship:  State of Delaware

           Peter A. Cohen
           c/o Ramius Capital Group, L.L.C.
           666 Third Avenue, 26th Floor
           New York, NY 10017
           Citizenship:  United States

CUSIP NO. 666610 10 0                  13G                 Page 13 of 17 Pages


           Morgan B. Stark
           c/o Ramius Capital Group, L.L.C.
           666 Third Avenue, 26th Floor
           New York, NY 10017
           Citizenship:  United States

           Thomas W. Strauss
           c/o Ramius Capital Group, L.L.C.
           666 Third Avenue, 26th Floor
           New York, NY 10017
           Citizenship:  United States

           Jeffrey M. Solomon
           c/o Ramius Capital Group, L.L.C.
           666 Third Avenue, 26th Floor
           New York, NY 10017
           Citizenship:  United States

           Linda Solomon
           c/o Ramius Capital Group, L.L.C.
           666 Third Avenue, 26th Floor
           New York, NY 10017
           Citizenship:  United States


(d)  Title of Class of Securities
            Common Stock, Par value $.001 Per Share

(e)  CUSIP Number      666610100


Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

(a) [ ] Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o).

(b) [ ] Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c).

(c) [ ] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

(d) [ ] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);


(f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

(g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

(h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

CUSIP NO. 666610 10 0                  13G                 Page 14 of 17 Pages


(i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]

Item 4.     Ownership

(a)  Amount Beneficially Owned

     As of July 24, 2002, each of the Reporting Persons may be deemed the beneficial owner of 12,535,000 shares of Common Stock. To the extent permissible, each Reporting Person disclaims beneficial ownership of the shares of Common Stock not directly owned by such Reporting Person or by an affiliate of such Reporting Person.

(b)  Percent of Class

     Approximately 9.4% as of the date of filing of this statement. (Based on 133,452,767 shares of Common Stock issued and outstanding as of October 31, 2000.)

(c)  Number of shares as to which such person has:
      See cover pages.

Item 5.  Ownership of Five Percent or Less of a Class

                       Inapplicable

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

                       Inapplicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

                       See Item 2 above.

Item 8. Identification and Classification of Members of the Group This statement is filed by:

         (i) Ramius Capital Group, L.L.C., a Delaware limited liability company ("RCG"), serves as investment adviser of RCG Ambrose Master Fund, Ltd. and RCG Carpathia Master Fund, Ltd.

         (ii) RCG Ambrose Master Fund, Ltd is a Cayman Islands fund.

         (iii) RCG Carpathia Master Fund, Ltd is a Cayman Islands fund.

         (iv) Ramius Securities, L.L.C., a Delaware limited liability company, is a broker-dealer affiliate of RCG.

         (v) C4S & Co., L.L.C., a Delaware limited liability company ("C4S"), serves as managing member of RCG.

         (vi) Peter Cohen is a control person of C4S.

         (vii) Morgan Stark is a control person of C4S.

         (viii) Thomas W. Strauss is a control person of C4S.

CUSIP NO. 666610 10 0                  13G                 Page 15 of 17 Pages


         (ix) Jeffrey M. Solomon is a non-managing member of C4S.

         (x) Linda Solomon is wife of Jeffrey M. Solomon.

Item 9.  Notice of Dissolution of Group

                       Inapplicable

Item 10. Certification


By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose of effect.

CUSIP NO. 666610 10 0                  13G                 Page 16 of 17 Pages



                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated this 5th day of August, 2002

Ramius Capital Group, L.L.C.
By: C4S & Co., L.L.C.
as Managing Member
By: Morgan B. Stark
as Managing Member

By: /s/ Morgan B. Stark
    -------------------------------------

RCG Ambrose Master Fund, Ltd.
By: Ramius Capital Group, L.L.C.
By: C4S & Co., L.L.C.
as Managing Member
By: Morgan B. Stark
as Managing Member


By: /s/ Morgan B. Stark
    -------------------------------------

RCG Carpathia Master Fund, Ltd.
By: Ramius Capital Group, L.L.C.
By: C4S & Co., L.L.C.
as Managing Member
By: Morgan B. Stark
as Managing Member


By: /s/ Morgan B. Stark
    -------------------------------------

Ramius Securities, L.L.C.
By: Morgan B. Stark
as Authorized Person

By: /s/ Morgan B. Stark
    -------------------------------------

C4S & Co., L.L.C.
By: Morgan B. Stark
as Managing Member

By: /s/ Morgan B. Stark
    -------------------------------------

CUSIP NO. 666610 10 0                  13G                 Page 17 of 17 Pages


Peter A. Cohen

By: /s/ Peter A. Cohen
    -------------------------------------

Morgan B. Stark

By: /s/ Morgan B. Stark
    ------------------------------------


Thomas W. Strauss

By: /s/ Thomas W. Strauss
    -------------------------------------


Jeffrey M. Solomon

By: /s/ Jeffrey M. Solomon
    -------------------------------------


Linda Solomon

By:  Jeffrey M. Solomon
     as Power of Attorney

By: /s/ Jeffrey M. Solomon
    -------------------------------------